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                                                                    EXHIBIT 10.1


                                 FoneCash, Inc.
                                 90 Park Avenue
                                   Suite 1700
                               New York, NY 10016
                                 (212) 984-0641



                                                                June 19, 2000

Universal Information Technology Limited
6/F., Zeng Cheng Building
       82-84 Canton Road
Tsimshatsui, Kowloon
Hong Kong

Attention:      Mr. David P.C. Cheung
                Mr. Joseph A. Yeung



Gentlemen:

      This letter confirms our discussions to date regarding the proposed joint venture between FoneCash, Inc. ("FoneCash") and Universal Information Technology Limited ("UITL"). In contemplation of the foregoing, the parties have created a new Hong Kong company, FoneCash.com, Ltd. ("Newco") which will be owned 50% by UITL and 50% by FoneCash. FoneCash, in return for its ownership interest will grant to Newco, an exclusive license for China, for a term to be agreed upon, in its proprietary technology, commonly referred to as the "FoneCash Terminal" (the "License"); and UITL, in return for its ownership interest, will provide operating capital for the period ending upon completion of a contemplated $3-$5 million private placement (the "Private Placement"). The Private Placement is anticipated to be completed within 6 months from the execution of the Definitive Agreement, as hereinafter defined. Participants in the Private Placement will receive up to 48% of Newco upon completion of the Private Placement for the maximum amount of $5 Million. The parties anticipate that Newco will apply for listing on the Hong Kong GEM Board after two (2) years of operating history.

      Anything to the contrary herein notwithstanding, in the event investors in the Private Placement desire to invest directly into FoneCash, FoneCash agrees to negotiate in good faith the terms of such investment, including (i) the percentage of FoneCash to be owned by those investors and (ii) the payment of a finder's fee to UITL in shares of common stock of FoneCash to UITL for providing such investors.

      Providing no adverse tax consequences to FoneCash, FoneCash would agree upon request of UITL to grant the License to Tech Unity Technology Ltd. ("Tech Unity"), a British Virgin Island company (as opposed to Newco) which would be owned 50% by FoneCash and 50% by UITL. Tech Unity would, in such event, sub-license the FoneCash technology to Newco in exchange for 80,000,000 shares of Newco's common stock. Tech Unity further agrees to transfer the License to Newco, if necessary, to list Newco's securities on the Hong Kong GEM Board.


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      The structure of Newco, including the number of shares of common stock to be issued by Newco, will be agreed upon by the parties after consultation with Hong Kong counsel. Currently, Newco has 200,000,000 shares of its common stock authorized, $1.00 Hong Kong par value per share, of which 2 shares are issued and outstanding.

      (1) conditions. The intent of FoneCash and UITL to consummate the transaction described herein is subject to the following conditions:

(a) Execution of a Definitive Agreement. FoneCash and UITL shall endeavor to execute a definitive agreement covering the proposed transaction (the "Definitive Agreement") under the terms and conditions set forth in this letter and such further terms, provisions, agreements, covenants, representations and warranties satisfactory to FoneCash and UITL including:

            (i)   general warranties as to the License; and

            (ii) representations, indemnification's and covenants which shall survive the effective date of the transaction and which will, in the opinion of the parties, be adequate to protect their respective interests.

(b) Access to Books and Records. Pending the execution of the Definitive Agreement and subject to the execution of a Confidentiality Agreement, FoneCash and UITL shall give each other or their designated representatives, full access to their books of original entry, ledgers, bank statements, minute books, shareholder lists, contracts, patents, trademarks and all other documents maintained by them in connection with their business operations. FoneCash and UITL shall each furnish each other and/or their counsel, with copies of their respective Articles of Incorporation, By-laws, board minutes, shareholders minutes, stock ledgers and such other documents that each party might reasonable request.

      (2) Expenses of Parties. FoneCash and UITL shall each bear their own costs and expenses of the proposed transaction including those incurred if the proposed transaction is abandoned at any time prior to the consummation thereof.

      (3) Public Announcement. Upon the execution of this letter, FoneCash may in its sole discretion prepare a public announcement to be submitted to the media in such form and contain such

      (4)   Other Matters.

(a) It is contemplated that the Definitive Agreement will be executed within thirty (30) days from the date of this letter, or such later date as is agreed to by the parties.

(b) The present officers, directors and principal shareholders of UITL agree to cooperate with FoneCash in connection with the filing of a Form 8-K with the Securities and Exchange Commission.

(c) The Board of Directors of Newco shall consist of seven (7) board members, two (2) of whom shall be FoneCash officers and/or directors; two (2) of whom shall be UITL officers and/or directors; one (1) of whom shall be an independent director appointed by FoneCash; one (1) of whom shall be an independent director appointed by UITL; and one (1) of whom shall be an independent director appointed by mutual agreement of the parties.


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(d)   Newco shall enter into a consulting agreement with Tech Unity Technology
Limited, a Hong Kong company ("Tech Unity HK"), for management consulting services provided that 100% of the fees for such services are paid by UITL through payment to Newco who in turn will pay Tech Unity HK.

      This letter outlines the major terms of the proposed agreement between our respective companies. It is understood that on the basis of the foregoing understanding concerning major terms, the parties shall begin negotiations of the Definitive Agreement with the view to consummating the transaction as promptly as possible. The execution and delivery of the Definitive Agreement is subject to satisfactory completion of a "due diligence" investigation by our respective companies, approval of our respective counsel, approval of the Board of Directors of our respective companies and, if required, their shareholders. Although we confirm our mutual intention to proceed in good faith to conclude a mutually satisfactory Definitive Agreement, this letter shall not constitute a binding agreement to do so. No obligation shall arise on the part of either FoneCash or UITL unless the Definitive Agreement is duly executed and delivered, and the respective obligations of the parties shall be those, and only those, created by such agreement.

      If this letter reflects our understanding, please execute the enclosed copy in the space provided below and return it to us.


                                        Very truly yours,

                                        FoneCash, Inc.



                                        BY: /s/ Daniel E. Charboneau
                                            ------------------------------------
                                            President


Agreed and Accepted:

Universal Venture Ltd.

By: /s/ Joseph A. Yeung
    -------------------------------
    Executive Director


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